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                                                                    Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
China Telecom Corporation Limited:


We consent to the use of our report dated April 24, 2003, with respect to the consolidated balance sheets of China Telecom Corporation Limited as of December 31, 2001 and 2002, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

   /s/ KPMG
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Hong Kong, China
March 1, 2004